UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               (Amendment No. 1)*


                        Boston Communications Group, Inc.
                        ---------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   0001005821
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 2 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Highland Capital Partners Limited Partnership                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  298,200 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.85%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 3 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Highland Management Partners Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  298,200 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.85%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 4 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Highland Capital Partners II Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  298,200 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.85%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 5 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Highland Management Partners II Limited Partnership                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  298,200 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  1.85%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 6 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Robert F. Higgins                                                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  82,970 shares                           |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  82,970 shares                           |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  381,170 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.36%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 7 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Paul A. Maeder                                                     |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  75,190 shares                           |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  298,200 shares                          |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  75,190 shares                           |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  298,200 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  373,390 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.31%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page 8 of 14 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  James L. McLean                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  10,000 shares                           |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  0 shares                                |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  10,000 shares                           |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  0 shares                                |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  10,000 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0%                                                                 |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item1 (a). Name of Issuer: Boston Communications Group, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:
                 100 Sylvan Road
                 Woburn, MA 01801


Item 2(a)                                     Item 2(b)                             Item 2(c)
---------                                     ---------                             ---------

                                                                               Citizenship or Place
Name of Person Filing                         Address                            of Organization
---------------------                         -------                            ---------------
Highland Capital Partners Limited             Two International Place                Delaware
    Partnership ("Highland Capital"), a       Boston, MA 02110
    Delaware limited partnership


Highland Management Partners Limited          Two International Place                Delaware
    Partnership ("Highland Management"), a    Boston, MA 02110
    Delaware limited partnership and the
    sole general partner of Highland Capital

Highland Capital Partners II Limited          Two International Place                Delaware
    Partnership ("Highland Capital II"), a    Boston, MA 02110
    Delaware limited partnership

Highland Management Partners II Limited       Two International Place                Delaware
    Partnership  ("Highland Management II"),  Boston, MA 02110
    a Delaware limited partnership and the
    sole general partner of Highland
    Capital II

Robert F. Higgins and Paul A. Maeder,         Two International Place                United States
    general partners of each of Highland      Boston, MA 02110
    Management and Highland Management II
    (together with James L. McLean the
    "General Partners")

James L. McLean, general partner of           Two International Place                United States
    Highland Management II, until             Boston, MA 02110
    August 31, 1997 (together with
    Messrs. Higgins and Maeder the
    "General Partners")


                               Page 9 of 14 pages

           Highland Capital, Highland Management, Highland Capital II, Highland Management II and the General Partners are sometimes referred to collectively as "Reporting Persons."

Item 5.    Ownership of Five Percent or Less of a Class.

           All Reporting Persons now own less than five percent of the outstanding stock of the Issuer.


                               Page 10 of 14 pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 1998


HIGHLAND CAPITAL PARTNERS
  LIMITED PARTNERSHIP

By: Highland Management
      Partners Limited Partnership


      By: /s/ Paul A. Maeder
          ---------------------------
          General Partner


HIGHLAND MANAGEMENT PARTNERS
  LIMITED PARTNERSHIP


By: /s/ Paul A. Maeder
    ------------------------------
    General Partner


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
      Partners II Limited Partnership


      By: /s/ Paul A. Maeder
          ------------------------------
          General Partner



                               Page 11 of 14 pages

HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP



      By: /s/ Paul A. Maeder
          ---------------------------
          General Partner


/s/ Robert F. Higgins
-------------------------------------
Robert F. Higgins


/s/ Paul A. Maeder
-------------------------------------
Paul A. Maeder


/s/ James L. McLean
-------------------------------------
James L. McLean



                               Page 12 of 14 pages

                                                                       Exhibit 1
                                                                       ---------

                                    Agreement
                                    ---------

           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Boston Communications Group, Inc.

           This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           EXECUTED as a sealed instrument this 17th day of February, 1998.


HIGHLAND CAPITAL PARTNERS
  LIMITED PARTNERSHIP

By: Highland Management
      Partners Limited Partnership


      By: /s/ Paul A. Maeder
          -----------------------------
          General Partner


HIGHLAND MANAGEMENT PARTNERS
  LIMITED PARTNERSHIP


By: /s/ Paul A. Maeder
    ---------------------------------
    General Partner


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
      Partners II Limited Partnership


      By: /s/ Paul A. Maeder
          --------------------------------
          General Partner



                               Page 13 of 14 pages

HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP



By: /s/ Paul A. Maeder
    --------------------------------
    General Partner



/s/ Robert F. Higgins
------------------------------------
Robert F. Higgins


/s/ Paul A. Maeder
------------------------------------
Paul A. Maeder


/s/ James L. McLean
------------------------------------
James L. McLean



                               Page 14 of 14 pages